Company Contact:
Amerisa Kornblum
Chief Financial Officer
(954) 835-2233 x1207

Investor Relations:
Allison Malkin
Integrated Corporate Relations
(203) 682-8225

ODIMO INCORPORATED ANNOUNCES FIRST QUARTER 2006 RESULTS

SUNRISE, FL., May 15, 2006 /PRNewswire-FirstCall/ — Odimo Incorporated (Nasdaq: ODMO), an online retailer that offers brand name watches and luxury goods through two websites (ashford.com and worldofwatches.com), today announced financial results for the first quarter ended March 31, 2006.

For The First Quarter ended March 31, 2006

•	Net sales decreased 18.8% to $10.4 million, as compared to $12.8 million in the first quarter of fiscal 2005;

•	Number of orders declined 17.9% to 29,624, as compared to 36,081 in the first quarter of fiscal 2005;

•	Net loss attributable to common stockholders was $3.8 million, or $(0.53) per share on 7,162,000 shares, as compared to a net loss attributable to common stockholders of $2.7 million, or $(0.97) per share on 3,677,000 shares.

In conjunction with the sale of the diamond.com assets to Ice and the exit of the jewelry and diamond business, announced on Friday, May 12, 2006, the Company is in the process of implementing a strategy to significantly reduce personnel, online marketing and other general and administrative expenses while restructuring operations to become more efficient and focused on the sale of brand name watches and luxury goods. Immediately after the closing of the transaction with Ice, the workforce was significantly reduced and further reductions are being considered.

“We are looking forward to intensifying our focus on capitalizing on the strengths and opportunities that exist for our worldofwatches.com and ashford.com brands – both of which have the potential for solid growth at competitive gross margins,” stated Jeff Kornblum, President and Chief Executive Officer.

Other First Quarter Fiscal 2006 Financial Highlights

•	Watch sales were 36.6% of net sales, as compared to 33.9% of net sales in the first quarter of 2005;

•	Diamond sales were 32.6% of total net sales, as compared to 34.3% of net sales in the first quarter of 2005;

•	Jewelry sales were 23.3% of net sales, as compared to 19.0% of net sales in the first quarter of 2005;

•	Luxury goods sales were 7.5% of net sales, as compared to 12.8% of net sales in the first quarter of 2005

Gross profit for the first quarter of 2006 was $2.2 million, 21.4% of net sales compared to $3.3 million, or 25.4% of net sales for the first quarter 2005. The decline in gross profit margin was due to higher promotional activity for luxury goods and offers on ashford.com in addition to a one-time non cash charge of $206,000 related to the termination of Odimo’s diamond supply contract with SDG Marketing in March 2006.

Fulfillment expenses for the first quarter 2006 were $758,000 as compared to $888,000 for the first quarter 2005. Fulfillment expenses as a percentage of net sales for the first quarter 2006 increased to 7.3% compared to 6.9% for the first quarter 2005 due to higher shipping and related charges including costs for expedited shipping services.

Marketing expenses for the first quarter 2006 decreased 10.3% to $1.5 million from $1.7 million for the first quarter 2005, as we limited our budget to purchasing selected keywords on search engines, in addition to affiliate programs and shopping comparison websites.

General and administrative expenses were $2.9 million for the first quarter 2006, as compared to $2.5 million for the first quarter 2005. As a percentage of net sales, general and administrative expenses for the first quarter 2006 increased to 27.5%, compared to 19.3% for the first quarter 2005. This increase was primarily attributable to higher insurance premiums, $192,000 in public company costs, and $135,000 in rent and moving expenses associated with consolidating to one office. General and administrative expenses are expected to decrease as a result of exiting the jewelry and diamond businesses.

Cash and cash equivalents at March 31, 2006 were $570,000 compared to $3.8 million at December 31, 2005.

Inventories at March 31, 2006 decreased to $5.6 million compared to $10.2 million at December 31, 2005. This decrease primarily related to the return of diamonds to SDG Marketing, the Company’s former diamond supplier, as part of the termination agreement.

Capital expenditures for the first three months of 2006 totaled $486,000 compared to $732,000 for the first three months of 2005.

Forward-Looking Statements

All statements made in this release, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Odimo and the industries and markets in which Odimo operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect Odimo’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets, changes affecting the Internet and e-commerce, the ability of Odimo to develop and maintain relationships with suppliers, the ability of Odimo to timely and successfully develop, maintain and protect its technology, confidential information and product offerings and execute operationally and the ability of Odimo to attract and retain qualified personnel. More information about potential factors that could affect Odimo can be found in its reports and statements filed by Odimo with the SEC. Odimo expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Odimo.

About Odimo

Odimo is an online retailer of current season brand name watches and luxury goods. The Company operates two websites, www.ashford.com and www.worldofwatches.com and seeks to create long-term relationships with its customers by offering a broad selection of appealing merchandise. The Company’s websites collectively showcase over 2,000 watch styles; a large assortment of luxury goods, such as designer handbags and fashion accessories, fragrances and sunglasses. The Company sells brand name goods at discounts to suggested retail prices. The Company features many of the branded items available in leading department and specialty stores. Odimo is headquartered in Sunrise, Florida.

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	(Unaudited)
	March 31,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$570	$3,831
Deposits with credit card processing company	758	755
Accounts receivable	333	308
Inventories	5,599	10,244
Deposits with vendors	—	—
Prepaid expenses and other current assets	1,286	657

Total current assets	8,546	15,795
PROPERTY AND EQUIPMENT — net	6,984	6,927
INTANGIBLE AND OTHER ASSETS — net	1,354	2,008

TOTAL	$16,884	$24,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,862	$7,883
Accounts payable to related parties	—	3,329
Accrued liabilities	498	2,170
Bank credit facility	1,000	—

Total current liabilities	9,360	13,382
COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 50 million shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 300 million shares authorized; 7,162 shares issued and outstanding	7	7
Additional paid-in capital	103,705	103,705
Accumulated deficit	(96,188	(92,364)

Total stockholders’ equity	7,524	11,348

TOTAL	$16,884	$24,730

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months	ended
	March 31, 2006	March 31, 2005
NET SALES	$10,387	$12,784
COST OF SALES	8,164	9,532

Gross profit	2,223	3,252

OPERATING EXPENSES:
Fulfillment	758	888
Marketing	1,541	1,718
General and administrative	2,859	2,467
Depreciation and amortization	879	852

Total operating expenses	6,037	5,925

LOSS FROM OPERATIONS	(3,814)	(2,673)
INTEREST EXPENSE, Net	(10)	(76)

NET LOSS	(3,824)	(2,749)
DIVIDENDS TO PREFERRED STOCKHOLDERS	( -)	(832)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,824)	$(3,581)

Net loss per common share attributable to common stockholders:
Basic and diluted	$(0.53)	$(0.97)

Weighted average number of shares:
Basic and diluted	7,162	3,677

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months	ended
	March 31, 2006	March 31, 2005
OPERATING ACTIVITIES:
Net loss	$(3,824)	$(2,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	879	852
Amortization of supply agreement	206	36
Changes in operating assets and liabilities:
Deposits with credit card processing company	(4)	(93)
(Increase) decrease in accounts receivable	(25)	27
(Increase) decrease in inventories	1,317	1,351
(Increase) decrease in deposits with vendors	—	(541)
(Increase) decrease in prepaid expenses and other current assets	(631)	(481)
(Increase) decrease in other assets	—	2,565
Increase (decrease) in accounts payable	(20)	(2,931)
Increase (decrease) increase in accounts payable to related parties	—	(3,730)
Increase (decrease) in accrued liabilities	(1,673)	(2,019)

Net cash used in provided by operating activities	(3,775)	(7,713)

INVESTING ACTIVITIES —
Purchase of property and equipment	(486)	(732)

FINANCING ACTIVITIES:
Net (repayments of) borrowings under bank credit facility	1,000	(9,282)
Proceeds from exercise of warrants	—	1,349
Proceeds from issuance of common stock, net of expenses	—	22,342

Net cash provided by financing activities	1,000	14,409

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,261)	5,964
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,831	1,663

CASH AND CASH EQUIVALENTS, END OF PERIOD	$570	$7,627

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$10	$76